EXECUTION VERSION

EXCHANGE AGENT AGREEMENT
by and among

Cogdell Spencer LP
and
the persons collectively referred to herein as the “Seller Representative”
and
Mellon Investor Services LLC
in respect of the delivery of merger consideration to the stockholders of MEA Holdings, Inc.

     THIS EXCHANGE AGENT AGREEMENT (this “Agreement”) is made and entered into as of March 10, 2008 by and between Cogdell Spencer LP., a Delaware limited partnership (the “Parent”), David P. Pelisek (“Pelisek”), Scott A. Ransom (“Ransom”), David J. Lubar (“Lubar,” and together with Ransom and Pelisek, the “Seller Representative”) and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company (“Agent”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).
1. Appointment.
     (a) The Parent hereby appoints Agent to act as exchange agent with respect to the following:
          (i) the surrender of certificates representing (1) the shares of Common Stock of MEA Holdings, Inc., a Wisconsin corporation (the “Target”), $0.01 par value per share (the “Common Shares”) in exchange for payment of the initial payment of $69.03 per share due to each holder of record of the Common Shares immediately before the Effective Time (the “Initial Merger Consideration”) and (2) the shares of Preferred Stock of the Target, $0.01 par value per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”) in exchange for payment of $100 per share due to each holder of record of the Preferred Shares immediately before the Effective Time plus accrued but unpaid dividends as set forth on Exhibit A attached hereto (the “Preferred Per Share Amount”), each pursuant to the provisions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 23, 2008 by and among Cogdell Spencer, Inc., the Parent, Goldenboy Acquisition Corp., the Target, Marshall Erdman & Associates, Inc., Marshall Erdman Development, LLC and the Seller Representative, providing for the merger of Goldenboy Acquisition Corp. with and into the Target (the “Merger”) and the disbursement instruction, dated the same date of this Agreement, to be delivered by the Seller Representative to the Agent, on behalf of the former holders of the Common Shares and the Preferred Shares, which shall specify the amount and recipients with respect to the payment of the Initial Merger Consideration and the Preferred Per Share Amount (the “Share Disbursement Instruction”); and
          (ii) the payment of the option payment due to each holder of record of Company Options immediately prior to the Effective Time of $69.03 per share (the “Option Payment”) pursuant to the provisions of the Merger Agreement and the disbursement instruction, dated the same date of this Agreement, to be delivered by the Seller Representative to the Agent, on behalf of the former holders of Company Options, which shall specify the amount and recipients with respect to the payment of the Option Payment (the “Option Disbursement Instruction” and together with the Share Disbursement Instruction, the “Disbursement Instructions”);
Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement. It is understood that additional amounts may be payable to the former holders of the Common Shares and Company Options pursuant to the provisions of the Merger Agreement and of the Escrow Agreement, dated as of the date of this Agreement (the “Escrow Agreement”), entered into among the Parent, Seller Representative and Agent.
     (b) The Merger is currently expected to become effective following the satisfaction of the conditions to closing set forth in the Merger Agreement. The time at which the Merger becomes effective is referred to in the Merger Agreement and in this Agreement as the “Effective Time.” The Parent shall confirm to Agent that the Effective Time has occurred as soon as practicable thereafter.
     (c) The Parent has furnished or will furnish Agent prior to the Effective Time with copies of the following documents:
          (i) a letter to be sent from the President and Chief Executive Officer of the Surviving Corporation (as defined in the Merger Agreement) to the persons who held the Shares immediately before the Effective Time, announcing the effectiveness of the Merger and containing instructions for use in effecting the surrender of the Shares in exchange for the Initial Merger Consideration and/or the Preferred Per Share Amount, as applicable; and
          (ii) the letter of transmittal (the “Letter of Transmittal”) that will be required to accompany certificates representing Shares when surrendered (such Letter of Transmittal to be in a form acceptable to Agent) in exchange for the Initial Merger Consideration and/or the Preferred Per Share Amount, as applicable, and the related Certification of Taxpayer Identification Number on Substitute Form W-9.
     (d) Within five days after the Effective Time, Parent will furnish Agent with a list, in a format acceptable to Agent, of the holders of record of the Shares and Company Options immediately before the Effective Time, including each such holder’s name, address, taxpayer identification number (“TIN”), Share and/or Company Option amount and any certificate detail, if applicable (the “Record Stockholders List”). The Parent confirms that the Merger Agreement provides that no transfers of Shares or Company Options will be made after the Effective Time.
     (e) Subject to the terms and conditions of this Agreement and the Parent’s confirmation of the Effective Time pursuant to Section 1(b) hereof, Agent in its capacity as exchange agent hereunder shall:
          (i) accept certificates representing Shares, together with the accompanying Letters of Transmittal, sent to Agent by or on behalf of such holders for surrender;
          (ii) make payment of the Initial Merger Consideration or Preferred Per Share Amount, as applicable, in accordance with the Share Disbursement Instruction to the extent applicable and in each case, less any applicable tax withholding, to each such holder by the mailing of a check (by first class mail) or such other payment method as shall be mutually agreed by the Parent and Agent; and
          (iii) make payment of the Option Payment, in accordance with the Option Disbursement Instruction in each case, less any applicable tax withholding, to each such holder by the mailing of a check (by first class mail) or such other payment method as shall be mutually agreed by the Parent and Agent.
2. Procedure for Discrepancies.
Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of certificated Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number that the Record Stockholders List indicates such stockholder owned of record as of the Effective Time. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Parent for instructions as to the number of certificated Shares, if any, Agent is authorized to accept for payment hereunder. In the absence of such instructions, Agent is authorized not to accept any such certificated Shares for payment hereunder and will return to the surrendering stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and the Parent from losses or liabilities arising out of the non-receipt or non-delivery of such Shares or by registered mail insured separately for the value of such Shares) to such stockholder’s address as set forth in the Letter of Transmittal any certificates representing Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Shares.

3. Certain Shares to be Cancelled.
The Parent shall as promptly as reasonably practicable following the Effective Time, provide to Agent a written list of all Shares, including shareholder name, share amount and certificate detail, that are to be cancelled without payment of consideration in accordance with the Merger Agreement. The Seller Representative shall promptly prior to the Effective Time deliver all physical certificates representing any such shares to Agent for proper cancellation. The Parent hereby authorizes and instructs Agent to cancel all such shares delivered to Agent hereunder.
4. Deposit of Funds.
     (a) At the Effective Time, the Parent will deposit, or cause to be deposited, with Agent into an account for the benefit of surrendering holders of certificates representing the Shares and the holders of Company Options, immediately available funds in the amounts required by Agent to satisfy its obligations under this Section 4(a) (the “Merger Fund”). Agent will draw upon the Merger Fund as required from time to time in order to make payments for Shares and Company Options and any applicable tax withholding payments payable at the closing.
     (b) Agent shall pay interest to the Parent on the average daily balance of the Merger Fund at the Dreyfus Treasury Cash Management Investor Fund rate. Upon mailing any check to a surrendering holder to pay such holder (i) the Initial Merger Consideration or the Preferred Per Share Amount, as applicable or (ii) the Option Payment Amount, in each case, as applicable, Agent shall remove the funds needed to cover such check from the Merger Fund on the check mail date. Agent must receive immediately available funds prior to 1:00 p.m. Eastern Time in order for such funds to earn interest on the date of deposit. Funds received after this time will not earn interest for the Parent until the following business day. Interest shall be paid to the Parent prior to the end of the month immediately following the month in which it was earned. Interest shall not be paid if any outstanding invoices issued under this Agreement are past due. Except as expressly provided above, Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. Agent may, in making or disposing of any investment permitted by this Agreement, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of Agent or for any third person or dealing as principal for its own account.
5. Lost Certificates.
If any holder of Shares as of the Effective Time reports to Agent that his or her failure to surrender any certificate(s) representing Shares registered in his or her name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of the certificate(s) representing such Shares, upon Agent’s receipt from such stockholder of (i) an affidavit of such theft, loss or destruction and (ii) a bond of indemnity in form and substance satisfactory to Agent (such indemnity shall indemnify Agent, the Parent and the Surviving Corporation against any claim that may be made against either with respect to such stolen, lost or destroyed certificates), and (iii) payment of all applicable fees, Agent will effect payment of the applicable Initial Merger Consideration and/or Preferred Per Share Amount, as applicable, to the former stockholder as though the stolen, lost or destroyed certificate(s) representing the Shares had been properly surrendered. Agent may charge holders an administrative fee for processing payment with respect to Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation from the surety companies or surety agents for administrative services provided to them. Alternatively, holders of Shares may obtain a bond of indemnity from a surety company of their choice, provided the surety company satisfies Agent’s minimum requirements.

6. Eligibility of Shares for Payment. Other than as set forth in Exhibit B hereto, all certificates representing Shares (other than certificates representing Shares to be cancelled pursuant to Section 3 hereof) are eligible for payment regardless of any restrictive legend affixed thereupon or applicable thereto and any other restrictions on payment.
7. Procedure for Deficient Items.
     (a) Agent shall examine each Letter of Transmittal and the accompanying certificates representing the Shares received by it as exchange agent to ascertain whether they appear to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event Agent determines that any Letter of Transmittal does not appear to have been properly completed or executed, or where the certificates representing Shares do not appear to be in proper form for surrender, or any other deficiency in connection with the surrender appears to exist, Agent will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the surrender, unless the Parent provides written authorization to waive such deficiency.
     (b) If a Letter of Transmittal specifies that payment of any portion of the Initial Merger Consideration and/or Preferred Per Share Amount, as applicable, is to be made to a person other than the registered holder of the Shares represented by a surrendered certificate, Agent will issue no Initial Merger Consideration and/or Preferred Per Share Amount, as applicable, to the person requesting such payment until such Letter of Transmittal has been properly endorsed with the signature medallion guaranteed (or otherwise put in proper form for transfer).
     (c) If any such deficiency with respect to any certificated Shares is neither corrected nor waived, Agent shall return to the surrendering stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and the Parent from losses or liabilities arising out of the non-receipt or non-delivery of certificates representing the Shares or by registered mail insured separately for the value of such Shares) to such stockholder’s address as set forth in the Letter of Transmittal, any certificates representing Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Shares.
8. Cancellation of Shares.
As of the Effective Time, Agent will become the sole recordkeeping agent for the Shares, and shall maintain such records in accordance with its standard practices. Upon making payment for Shares, the certificates representing such Shares will be physically canceled by Agent and posted to the records Agent maintains.
9. Report of Activity.
Agent will forward to the Parent and the Seller Representative a report of the number of Shares represented by certificates surrendered and the aggregate amount of cash paid for such certificates therefor (i) during the 60 day period following the Effective Time, for each day on which payment activity occurs and (ii) thereafter, upon the Parent’s and/or the Seller Representative’s reasonable request.
10. Tax Reporting.
     (a) On or before January 31st of the year following the year that the applicable Initial Merger Consideration, Preferred Per Share Amount or Option Payment, as applicable, is paid to a holder of Shares or Company Options, Agent shall prepare and mail to each such holder, other than holders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (“Foreign Stockholders”), a Form 1099-B reporting the Initial Merger Consideration, Preferred Per Share Amount or Option Payment, as applicable, as of the year of payment, in accordance with United States Treasury Regulations. Agent shall also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the payment of the applicable Initial Merger Consideration, Preferred Per Share Amount or Option Payment, as applicable, for Shares or Company Options, as applicable, in accordance with United States Treasury Regulations.
     (b) If Agent has not received notice from the surrendering holder of that holder’s TIN, or if such TIN has not been certified as correct and relates to a post-1983 account, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such holder (other than a Foreign Stockholder) pursuant to the Internal Revenue Code.
     (c) Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Parent reasonably may request in writing. Such action may be subject to reasonable additional fees.
11. Unexchanged Stockholders.
Approximately three months after the Effective Time, Agent shall, unless the Parent instructs otherwise, mail a follow-up letter to all stockholders who did not surrender their certificates representing Shares for payment or supply an affidavit and bond of indemnity pursuant to Section 5 hereof. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and W-9 Guidelines. Following the date that is six months after the Effective Time, for the purpose of facilitating the surrender of certificated Shares and the payment of Initial Merger Consideration or the Preferred Per Share Amount, as applicable, Agent may, unless the Parent instructs otherwise, use the services of a stockholder locating service provider selected by Agent to locate and contact (a) holders who have not surrendered their Share certificates, including lost stockholders, and (b) former holders of Shares or Company Options, if any, who have not yet cashed their checks representing payment of the Initial Merger Consideration, the Preferred Per Share Amount or the Option Payment, as applicable, which provider has agreed to compensate Agent for processing and other services Agent provides in connection with such locating services. Such provider shall inform any such located holders that they may choose either (i) to contact Agent directly to surrender their certificated Shares, if applicable, and to receive a check for payment of the Initial Merger Consideration, the Preferred Per Share Amount or the Option Payment, as applicable, at no charge other than any applicable fees contemplated by Section 5 hereof or (ii) to utilize the services of such provider for a fee, which may not exceed the lesser of 15% of the total value of such holder’s Initial Merger Consideration, the Preferred Per Share Amount or the Option Payment, as applicable, or the maximum statutory fee permitted by the applicable state jurisdiction. If the Parent requires Agent to work with a locating service provider other than one selected by Agent, additional fees may apply. Any portion of the Initial Merger Consideration, the Preferred Per Share Amount or Option Payment deposited with Agent that remains unclaimed by the holders of the Shares or Company Options six months after the Effective Time shall be returned to the Parent upon demand, at which time this Agreement shall be terminated as provided in Section 21 hereof.
12. Escheat.
Agent shall identify, report and deliver all unclaimed Initial Merger Consideration, Preferred Per Share Amount or Option Payment and related unclaimed property to all states and jurisdictions for the Parent in accordance with applicable abandoned property law. In consideration of receiving compensation from the agents of the states for processing and support services provided by Agent relating to initial compliance with applicable abandoned property law, Agent shall not charge the Parent for such services.

13. Authorizations and Protections.
     As agent for the Parent hereunder Agent:
     (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent, the Parent and Seller Representative;
     (b) shall have no obligation to make payment for any surrendered Shares or Company Options unless the Parent shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;
     (c) shall, other than as expressly provided herein, be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered hereunder and will not be required to and will make no representations as to, or be responsible for, the validity, sufficiency, value or genuineness of the Initial Merger Consideration, the Preferred Per Share Amount, the Option Payment or the Merger;
     (d) shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and, where the taking of such action might, in Agent’s judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;
     (e) may rely on, and be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and reasonably believed by Agent to be genuine and to have been signed by the proper party or parties;
     (f) shall not be liable or responsible for any recital or statement contained in the Merger Agreement or any other documents relating thereto (other than this Agreement solely to the extent it pertains to Agent’s representations, warranties and covenants hereunder);
     (g) shall not be liable or responsible for any failure of the Parent or Seller Representative to comply with any of its obligations relating to the Merger, including without limitation obligations under applicable securities laws;
     (h) shall not be liable to any holder of Shares for any Initial Merger Consideration or Preferred Per Share Amount payable with respect to such Shares or any holder of Company Options for any Option Payment with respect to such Company Options and any related unclaimed property that has been delivered to a public official pursuant to applicable abandoned property law;
     (i) may rely on and shall be authorized and protected in acting or failing to act upon (i) the written, telephonic or oral instructions of any authorized representative of the Parent with respect to any matter relating to Agent acting as exchange agent pursuant to this Agreement; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, Foreign Investor Registered Securities Transfer Global Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iii) any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed;
     (j) may consult counsel satisfactory to Agent (including internal counsel), and (provided that the advice solicited is within the expertise of such counsel) the advice of such counsel shall be full and complete authorization and protection in respect to action taken, suffered or omitted by Agent hereunder in good faith and in reasonable reliance upon the advice of such counsel;
     (k) may perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and
     (l) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.
14. Indemnification.
     (a) The Parent shall indemnify Agent for, and hold Agent harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense arising out of or in connection with Agent’s duties under this Agreement or this appointment, except for any Disbursement Instruction Loss for which the Agent shall be indemnified by the Seller Representative as set forth in clause (b) below (collectively, “Loss”), including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or intentional misconduct.
     (b) Each Seller Representative shall jointly and severally indemnify Agent for, and hold Agent harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense arising out of or in connection with Agent’s duties with respect to the Disbursement Instructions (collectively, the “Disbursement Instruction Loss”), including the reasonable costs and expenses of defending itself against any Disbursement Instruction Loss or enforcing this Agreement, except to the extent that such Disbursement Instruction Loss shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or intentional misconduct.
15. Limitation of Liability.
     (a) In the absence of gross negligence or intentional misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Parent hereunder.
     (b) If any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder or the rights of the Parent or of any stockholders surrendering certificates representing Shares for exchange, Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been (i) judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or (ii) settled by a written document in form and substance reasonably satisfactory to Agent and executed by the Parent and each such stockholder and party. For such purpose, Agent may, but shall not be obligated to, require the execution of such a document.

16. Representations, Warranties and Covenants.
     (a) The Parent represents, warrants and covenants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the making and consummation of the Merger Agreement and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Parent or any indenture, agreement or instrument to which it is a party or is bound, (iii) this Agreement has been duly executed and delivered by the Parent and constitutes a legal, valid, binding and enforceable obligation of it, (iv) the Merger will comply in all material respects with all applicable requirements of law and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Merger.
     (b) Each Seller Representative severally represents, warrants and covenants that (i) he has full legal right, power and capacity to enter into and perform his obligations as Seller Representative under this Agreement and each of the other documents and instruments to be executed and delivered by him hereunder and thereunder, (ii) this Agreement has been duly executed and delivered by the Seller Representative and constitutes a legal, valid, binding and enforceable obligation of the Seller Representative, (iii) the Merger will comply in all material respects with all applicable requirements of law, (iv) to the best of his knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Merger and (v) the Disbursement Instructions will have been duly authorized in writing by all of the Sellers that have been adversely affected thereby with respect to any payment that they would be otherwise entitled to.
17. Notices.
All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Parent:	with an additional copy to:

Cogdell Spencer LP	Clifford Chance US LLP
4401 Barclay Downs Drive	31 West 52nd Street
Suite 380	New York, New York 10019
Charlotte, NC 28209	Attn: John A. Healy
Attn: Frank Spencer	Fax: (212) 878-8375
Fax: (704) 940-2957

If to Seller Representative

Baird Capital Partners	Godfrey & Kahn, S.C.
777 East Wisconsin Avenue	780 North Water Street
P.O. Box 0672	Milwaukee, WI 53202
Milwaukee, WI 53201	Attn: John A. Dickens, Esq.
Attn: Dave Pelisek	Fax No.: (414) 273-5198
Fax No.: (414) 298-7490	Telephone: (414) 273-3500

Lubar & Co.	Godfrey & Kahn, S.C.
700 North Water Street	780 North Water Street
Suite 1200	Milwaukee, WI 53202

Milwaukee, WI 53202	Attn: John A. Dickens, Esq.
Attn: David Lubar	Fax No.: (414) 273-5198
Fax No.: (414) 291-9061	Telephone: (414) 273-3500

Marshall Erdman & Associates, Inc.	Godfrey & Kahn, S.C.
P.O. Box 44975	780 North Water Street
Madison, WI 53744	Milwaukee, WI 53202
Attn: Scott Ransom	Attn: John A. Dickens, Esq.
Fax No.: (608) 218-6575	Fax No.: (414) 273-5198
Telephone: (414) 273-3500

If to Agent:	with an additional copy to:

Mellon Investor Services LLC	Mellon Investor Services LLC
480 Washington Blvd, 27th Floor	480 Washington Blvd, 29th Floor
Jersey City NJ 07310	Jersey City NJ 07310
Attn: Event Manager	Attn: Legal Department
Tel: 201-680-3285	Tel: 201-680-2198
Fax: 201-680-4665	Fax: 201-680-4610
18. Specimen Signatures.
Set forth in Exhibit C hereto is a list of the names, titles and specimen signatures of the persons authorized to act for the Parent under this Agreement. The Secretary of the Parent shall, from time to time, certify to Agent the names, titles and signatures of any other persons authorized to act for the Parent under this Agreement.
19. Confidentiality.
     (a) In connection with Agent’s appointment hereunder, each party may obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement, the Merger Agreement, the Escrow Agreement and the exhibits attached hereto and thereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.
     (b) In connection with the provision of services under this Agreement, the Parent may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to the Parent’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, the Parent and the Seller Representative consent to the release of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. Agent shall not be liable for the release of information in accordance with the foregoing provisions of this subsection 19(b).
20. Compensation and Expenses.
     (a) The Parent shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit D hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any certificates representing Shares are surrendered to Agent, for Agent’s services as exchange agent hereunder.
     (b) The Parent shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes, and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.
     (c) All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Parent agrees to reimburse Agent for any attorney’s fees and any other reasonable costs associated with collecting delinquent payments.
21. Termination.
Either the Parent or the Agent may terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, or unless the Parent demands return of the unclaimed Initial Merger Consideration or Preferred Per Share Amount pursuant to Section 11 above at which time this Agreement shall be terminated, this Agreement shall continue in effect until all Shares have been received and all Shares and Company Options have been paid for whereupon this Agreement shall automatically terminate. In the event of such termination, the Parent may appoint a successor-exchange agent and, in the event that the Parent does so, it shall inform Agent of the name and address of any successor exchange agent so appointed; provided, however, that no failure by the Parent to appoint such a successor exchange agent shall affect the termination of this Agreement or the discharge of Agent as exchange agent hereunder. Upon any termination provided for in this Section 21, Agent shall deliver to the Parent (or, if so directed by the Parent, the successor exchange agent) any funds (including any interest earned by the Parent with respect thereto pursuant to Section 4(b) but not yet paid), which had been made available to Agent and which have not been disbursed to the holders of Shares and, thereafter, subject to the last sentence of this Section 21 and Section 24(g), Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Parent or its designee any certificate for Shares, Letter of Transmittal or other document that Agent may receive after its appointment has so terminated.
22. Force Majeure.
Agent shall not be liable for any failures, delays or losses arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

23. Submission to Jurisdiction; Foreign Law.
     (a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.
     (b) Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at the Parent’s expense, to resolve any foreign law issues that may arise as a result of the Parent or any other party being subject to the laws or regulations of any foreign jurisdiction.
24. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict laws rules or principles.
     (b) No provision of this Agreement may be amended, modified, or waived, except in writing signed by all parties.
     (c) In the event that any claim of inconsistency between this Agreement and the terms of the Merger Agreement arise, as they may from time to time be amended, the terms of the Merger Agreement shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification, of Agent as exchange agent, which shall be controlled by the terms of this Agreement.
     (d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between the parties hereto to the full extent permitted by applicable law.
     (e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.
     (f) This Agreement may not be assigned, or otherwise transferred, in whole or in part, by any party without the prior written consent of the other parties, which the other parties will not unreasonably withhold, condition or delay; provided that (i) consent is not required for an assignment to an affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement. Any attempted assignment in violation of the foregoing will be void.
     (g) Sections 10, 13, 14, 15, 19, 20, 23 and 24 hereof shall survive termination of this Agreement.
     (h) Nothing in this Agreement shall be construed to give any person or entity other than Agent, the Parent and the Seller Representative any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent, the Parent and the Seller Representative.
     (i) The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

     (j) This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.
     (k) This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.
     (l) The Parent acknowledges that Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Agent must obtain, verify and record information that allows Agent to identify the Parent. Accordingly, prior to accepting an appointment hereunder, Agent may request information from the Parent that will help Agent to identify the Parent, including without limitation the Parent’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Agent deems necessary. The Parent agrees that Agent cannot accept an appointment hereunder unless and until Agent verifies the Parent’s identity in accordance with the Customer Identification Program requirements.
[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

COGDELL SPENCER LP

By:	CS Business Trust I, its General Partner

By:	Cogdell Spencer Inc., its Sole Beneficial Owner

By:
Name:	Frank C. Spencer
Title:	President and CEO

MELLON INVESTOR SERVICES LLC

By:
Name:
Title:
[Signature Page to Exchange Agent Agreement]

The individuals listed below, as
SELLER REPRESENTATIVE

David P. Pelisek

David J. Lubar

Scott A. Ransom
[Signature Page to Exchange Agent Agreement]

Exhibit A	Preferred Share accrued dividends
Exhibit B	Ineligible Shares
Exhibit C	List of Authorized Representatives
Exhibit D	Schedule of Fees

EXHIBIT A

EXHIBIT B
INELIGIBLE SHARES

Stockholder	Certificate Number (if any) of Shares
NONE

EXHIBIT C

LIST OF AUTHORIZED REPRESENTATIVES

Name	Title	Specimen Signature
Frank C. Spencer	President and CEO of Cogdell
Spencer Inc., Sole Beneficial

Owner of CS Business Trust I,
the General Partner of Cogdell
Spencer LP
Charles M. Handy	Secretary and Chief Financial

Officer of Cogdell Spencer
Inc., Sole Beneficial Owner of
CS Business Trust I, the
General Partner of Cogdell
Spencer LP

EXHIBIT D
SCHEDULE OF FEES

Acceptance and Administrative Fee,	$7,500.00

File Conversion Fee, per file	$2,500.00

Annual Facility Fee	$2,500.00

Processing of Accounts, each billed in advance Including Opening of Mail Items, Examining & Canceling Certificates, Data Entry/System Updates, Quality Control, DTC Payment	$15.00

Special Handling Items, additional Including Items not providing a Taxpayer ID#, Defective Items, Lost Items, Foreign Holders, etc	$25.00

Issue, Deliver and Reconcile Merger Payment Checks, each	Included

Issue, Deliver and Reconcile Escrow Distribution Checks, each	Included

Payments via Fed Wire transfer, each	$250.00

Prepare and File Form 1099B With Tendering Shareholder and Appropriate Gov. Agencies	Included

Office of Foreign Asset Control (OFAC) Reporting, each holder	Included

Special Services,	By Appraisal

Out of Pocket Expenses Including Postage, Printing, Stationery, Overtime, Transportation, Microfilming, Legal Review of Contract, Imprinting, Mailing, etc.	Additional